                                                                Exhibit 10.21(a)

          Allonge to and endorsement of the Amended and Restated Non-Negotiable Limited Recourse Promissory Note dated as of November 5, 1993 from Sanford Greenberg to NORTON MCNAUGHTON OF SQUIRE, INC. in the principal amount of $920,000.

          Attached to the Non-Negotiable Limited Recourse Promissory Note, the above-mentioned Amended and Restated Non-Negotiable Limited Recourse Promissory Note and prior related allonge and this Allonge is a Second Amended and Restated Non-Negotiable Limited Recourse Promissory Note, which Second Amended and Restated Non-Negotiable Limited Recourse Promissory Note shall be an amendment to the above-referenced Amended and Restated Non-Negotiable Limited Recourse Promissory Note and shall be deemed to restate the above-referenced Amended and Restated Non-Negotiable Limited Recourse Promissory Note in its entirety.


                                              ________________________________
                                                      Sanford Greenberg


                                              Dated: As of July 15, 1994

ACCEPTED:

NORTON MCNAUGHTON OF SQUIRE, INC.



By:_______________________________
   Name: Sanford Greenberg
   Title: Chief Executive Officer




                  SECOND AMENDED AND RESTATED NON-NEGOTIABLE
                       LIMITED RECOURSE PROMISSORY NOTE
                   ----------------------------------------

$920,000
As of November 5, 1993                                 New York, New York



          FOR VALUE RECEIVED, Sanford Greenberg (the "Maker") hereby promises to pay to Norton McNaughton of Squire, Inc., a New York corporation (the "Payee"), at 463 Seventh Avenue, New York, New York 10018 (or at such other place as the Payee may from time to time designate), the principal sum of Nine Hundred Twenty Thousand Dollars ($920,000) in lawful money of the United States of America. The principal amount hereof shall be payable, without necessity for notice or demand, on November 5, 2003. The Maker also promises to pay interest on the unpaid principal amount hereof in like money at such place from the date hereof at the rate of 5.84% per annum. Such interest shall be payable annually on November 5 in each year commencing November 5, 1994 and ending November 5, 2003, at which time the principal amount of this Note then outstanding, together with any outstanding accrued and unpaid interest thereon, shall be paid in full. This
Note is being issued by the Maker to evidence a loan (the "Loan") by the Payee in the principal amount hereof made as of November 5, 1993.

          The Maker shall have the right, at his option, to prepay the principal amount owing under this Note, in whole or in part at any time and from time to time, without premium or penalty, together with all interest accrued through the date of prepayment in respect of the principal amount hereof so prepaid. In addition, on the date of each closing or settlement, as applicable, of the sale or other transfer by or on behalf of the Maker of shares of common stock, $.01 par value (the "Common Stock"), of Norton McNaughton, Inc., a Delaware corporation, owned by the Maker, the Maker shall apply the Percentage Amount (as hereinafter defined) to the prepayment of the principal amount owing under this Note, and shall also pay all interest accrued through the date of prepayment in respect of the principal amount hereof so prepaid; provided that, if on the date of any sale or other transfer of Common Stock by or on behalf of the Maker, the fair market value of the Common Stock held by the Maker (determined immediately prior to such sale or transfer) is equal to or less than twice the then outstanding principal amount of this Note, then, notwithstanding the foregoing, the Maker shall apply all of the Net Proceeds (as hereinafter defined) of any such sale or transfer of Common Stock by or on behalf of the Maker to the prepayment of the principal amount owing under this Note. For the purposes hereof, (1) the term "Percentage Amount" shall mean a dollar amount determined by multiplying (a) the Net Proceeds by (b) a fraction, the numerator of which is the number of shares of Common Stock which are being sold or transferred by or on behalf of the Maker in the particular case and the denominator of which is 795,450 (as such number shall be appropriately adjusted to take into account stock splits, stock dividends or similar events in respect of the Common Stock) and (2) the term "Net Proceeds" shall mean a dollar amount equal to the gross proceeds from the sale or other transfer of Common Stock by or on behalf of the Maker in the particular case less the normal and customary expenses incurred by the Maker in connection with such sale or transfer and less any taxes payable by the Maker in respect of such sale or transfer including, without limitation, any capital gains taxes.

          The Payee shall have the right, without demand or notice, to accelerate this Note and to declare the entire unpaid balance hereof and the obligations evidenced hereby immediately due and payable and to seek and obtain payment of this Note upon the occurrence of any of the following events of default (each, an "Event of Default"), unless every such Event of Default shall have been made good and cured: (a) the Maker fails to make payment or prepayment of principal or interest under this Note when and as the same shall become due and payable or
(b) the Maker admits in writing his inability to pay his debts generally as they become due, files a petition in bankruptcy or a petition to take advantage of any bankruptcy, reorganization or insolvency act, makes an assignment for the benefit of creditors, or, on a petition in bankruptcy filed against him, is adjudicated a bankrupt, which judgment, order or decree shall not be appealed within the permitted time period from the date of entry thereof and subsequently vacated. Upon such declaration, the obligations evidenced by this Note shall be immediately due and payable.

          In the event of any Event of Default hereunder, the Maker agrees to pay to the Payee all costs and expenses, including without limitation reasonable attorneys' fees and other legal expenses, incurred by the Payee in the enforcement and collection of this Note.

          Notwithstanding anything to the contrary contained herein, the Maker shall have no personal liability for the payment of the Loan or any interest in respect thereof, it being expressly understood that the sole recourse of the Payee against the Maker shall be limited to the Pledged Stock (as defined in the Pledge Agreement dated as of January 14, 1994 made by the Maker in favor of the Payee, as amended by the First Amendment to Pledge Agreement dated as of July 15, 1994 (the "Pledge Agreement")) pledged by the Maker under the Pledge Agreement; provided, however, that (i) the Maker shall be fully and personally liable hereunder for any and all costs and expenses, including reasonable attorneys' fees and other legal expenses, referred to in the immediately preceding paragraph, or incurred by the Payee in connection with any suit or other action by the Maker that attempts to prevent or otherwise inhibit the Payee from exercising any of its rights or remedies under this Note or the Pledge Agreement and (ii) nothing contained herein shall prevent recourse to and enforcement against the Pledged Stock under this Note and under the Pledge Agreement.

          This Note shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the Maker, his heirs and legal representatives and inure to the benefit of the Payee, its successors, endorsees and assigns. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.



                                              ________________________________
                                                      Sanford Greenberg